Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 23, 2010

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 23, 2010

Barclays GEMS Asia 8 ETN

Bloomberg Ticker

AYT

IIV Ticker

AYT.IV

Primary Exchange

NYSE Arca

CUSIP

06738G878

Yearly Fees

0.89% 1

Inception Date

April 2, 2008

Maturity Date

April 8, 2038

Index

Barclays Capital Global

Emerging Markets Strategy

(GEMS) Asia 8 Index™

Coupon

Monthly

Issuer Details

Barclays Bank PLC long-term, unsecured obligations*

S&P Rating

AA-

Moody’s Rating

Aa3

* The Barclays ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETNs.

Barclays Capital GEMS Asia 8

Index Implied Yield

Implied Rate

Indonesian rupiah

1.0%

Indian rupee

1.0%

Philippine peso

1.9%

South Korean won

0. 7%

Thai baht

-0.7%

Malaysian ringgit

1.1%

Taiwanese dollar

-3. 8%

Chinese yuan

-1.7%

Barclays Capital GEMS Asia 8 Index**

0.0%

Source: Barclays Capital

Based on the Barclays GEMS Asia 8 Index Total Return spot and forward fixings from the roll date June 17, 2009.

** Calculated as the dollar weighted average of the 1-month implied rates derived from official index data from the roll date on March 17, 2010

Overview

Over the last several years, interest in emerging Asian economies has accelerated due to the prospects of growth within the region. While investors have long had access to equity investments, it has typically been difficult to diversify exposure to these economies across asset classes. In an effort to facilitate investment exposure in these countries, the Barclays Capital Global Emerging Markets Strategy (GEMS) Asia 8 Index™ (the “Barclays Capital GEMS Asia 8 Index”) provides investors with the opportunity to generally participate in the potential returns available from investing in a basket of eight Asian emerging market currencies.

Barclays GEMS Asia 8 Index

The Barclays GEMS Asia 8 Exchange Traded Note (ETN) applies the methodology of the Barclays Capital GEMS Asia 8 Index Total Return, which reproduces the total return of long only investing in 1-month synthetic money market deposits, in a basket of eight Asian currencies. The Index is intended to replicate a diversified, multi-national money market strategy in eight Asian emerging market currencies, which include the Indonesian rupiah, the Indian rupee, the Philippine peso, the South Korean won, the Thai baht, the Malaysian ringgit, the Taiwanese dollar and the Chinese yuan. The ETN is linked to the Total Return Index and is designed to pay monthly coupons representing the implied yield on the Index, net of fees.

Index Allocation by Country

Weight

Indonesian rupiah

13.2%

Indian rupee

12.6%

Philippine peso

12.5%

South Korean won

13.3%

Thai baht

12.2%

Malaysian ringgit

12.7%

Taiwanese dollar

11.8%

Chinese yuan

11.7%

100.0%

Weight

Indonesian rupiah

13.2%

Indian rupee

12.6%

Philippine peso

12.5%

South Korean won

13.3%

Thai baht

12.2%

Malaysian ringgit

12.7%

Taiwanese dollar

11.8%

Chinese yuan

11.7%

100.0%

Source: Barclays Capital (As of March 17, 2010)

1 The investor fee is equal to 0.89% per year times the closing indicative value times the daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Barclays Capital GEMS Asia 8 Index Return Attribution

Date

GEMS Asia 8 Index Spot Return

GEMS Asia 8 Index Total Return

Realized Yield*

12/28/2001

1.53%

6.21%

4.60%

12/31/2002

3.87%

11.05%

6.91%

12/31/2003

2.40%

7.05%

4.54%

12/31/2004

2.20%

5.41%

3.14%

12/30/2005

-0.76%

3.72%

4.51%

12/29/2006

6.93%

13.55%

6.19%

12/31/2007

7.34%

13.94%

6.15%

12/30/2008

-11.07%

-7.46%

4.07%

12/31/2009

5.25%

6.72%

1.40%

03/30/2010 (1st Quarter of 2010)

2.65%

2.53%

-0.11%

Source: Barclays Capital

As of March 31, 2010

* Yield calculated as the difference of the Barclays Capital GEMS Asia 8 Index Spot Return and the Barclays Capital GEMS Asia 8 Index Total Return as follows:

Index returns prior to April 2, 2008 are hypothetical and are an illustration of how the index would have performed based on current methodology and does not reflect actual index performance. Past performance is not indicative of future results.

Barclays GEMS Asia 8 Index Statistics

1-Year Return %

3-Year Return % Annualized

5-Year Return %

Annualized

Standard Deviation

% Annualized**

Index Correlations

to Barclays GEMS

Index**

Barclays Capital GEMS Asia 8 Index

12.35%

3.94%

6.11%

4.84%

1.00

S&P 500® Index Total Return

49.77%

-4.17%

1.92%

15.77%

0.45

S&P GSCI® Total Return Index

25.87%

-8.78%

-6.94%

25.62%

0.28

JPMorgan Government Bond Indices

2.18%

5.36%

4.86%

3.19%

0.03

Source: Barclays Capital, Bloomberg.

As of March 31, 2010

** Based on Barclays Capital GEMS Asia 8 Index monthly returns since July 31, 2001. Barclays Capital GEMS Asia 8 Index actual inception was not until April 2, 2008.

Index Returns prior to April 2, 2008 are hypothetical and are an illustration of how the Index would have performed based on current methodology and does not reflect actual performance of the Index.

Past performance does not guarantee future results. Index returns are for illustrative purposes only and do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot directly invest in the Index.

An investment in Barclays GEMS Asia 8 ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer at 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019

Barclays GEMS Asia 8 ETNs (the “Securities”) are unsecured debt obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in Barclays GEMS Asia 8 ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

An investment in ETNs linked to the performance of the Barclays Capital Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM is subject to risks associated with fluctuations, particularly a decline in the value of the index. Because the Barclays Capital GEMS Asia 8 Index is an index of emerging market currencies, there are additional risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets.

“Barclays Capital Global Emerging Markets Strategy (GEMS) IndexTM”, “Barclays Capital Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM” and “Barclays Capital Global Emerging Markets Strategy (GEMS) Asia 8 Spot IndexTM” are trademarks of Barclays Bank PLC.

© 2010, Barclays Bank PLC. All rights reserved.

NOT FDIC INSURED — NO BANK GUARANTEE — MAY LOSE VALU E